EXHIBIT 1

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1) (iii). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such a statement on Schedule 13D with respect to the common stock of beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Dated:  June 14, 2011

Calcata Sociedad Anónima S.A.

By:	/s/ Pablo Luis Cifuentes Corona
Name: Pablo Luis Cifuentes Corona
Title: CEO

Campos Mineral Asesorias Profesionales Limitada

By:	/s/ Patricio Campos
Name: Patricio Campos Poblete
Title: CEO

/s/ Roberto Gaona Velasco
Roberto Gaona Velasco

/s/ Christian Hidalgo Reyes
Christian Hidalgo Reyes

/s/ Jorge Barrozo Sankan
Jorge Barrozo Sankan

/s/ Jean Pierre Naciff Catalano
Jean Pierre Naciff Catalano